UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2008

ORAGENICS, INC.
(Exact name of registrant as specified in its charter)

Florida	000-50614	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13700 Progress Boulevard, Alachua, Florida 32615
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (386) 418-4018

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

Announcement of Proposed Rights Offering

On December 5, 2008, the Company announced its intention to distribute transferable rights to the holders of its common stock. The Company expects to issue the rights at a ratio of one-half right for each share of common stock outstanding. For every two rights held, rights holders will be able to subscribe for one transferable units consisting of one share of common stock and one common stock purchase warrant with an exercise price and term do be determined. The Company intends to file a registration statement under the Securities Act of 1933 to register the rights, the common stock issuable upon exercise of the rights, the warrants, and the common stock issuable upon exercise of the warrants. The Company also expects to enter into a dealer manager agreement with a securities dealer. It expects that the agreement will provide that the dealer manager will solicit exercise of the rights and also underwrite the units not subscribed for in the rights offering on a best efforts basis.

The Company’s announcement noted that the Company has not entered into any definitive agreement with respect to the rights offering and that the terms of the rights offering are subject to change in the discretion of the Company’s board of directors.

A copy of the Company’s press release announcing the proposed rights offering notification from Alternext US is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item   9.01 Financial Statements and Exhibits.

(a) Exhibits

Exhibit No.	Description

99.1	Press Release of Oragenics, Inc. dated December 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 5, 2008	ORAGENICS, INC. By: /s/ David B. Hirsch David B. Hirsch Chief Financial Officer